June 20th, 2019
Edgar Huber

Dear Edgar,

We are pleased to extend our offer of employment with Coty in the United States. This letter serves as a summary of what you can expect in your employment in the Coty organization in the United States and supersedes any previous offer.
This offer is subject to the Board approval.

TITLE AND REPORTING

You will continue to be employed as President, Coty Luxury until December 31st, 2019 and then from January 1st, 2020 you will be appointed to the role of President, Americas APAC, still reporting to the Chief Executive Officer. The full specification of the role is as described in our conversations.

EFFECTIVE DATE

We anticipate that your employment will start on or around August 1st, 2019. Your actual start date will be the “Effective Date”.

The exact timing of your relocation is subject to the Company successfully obtaining the relevant work permit to enable you to be eligible to live and work in the United States.

As of the Effective date, your contract with Coty in France will cease. You will no longer be an employee of Coty in France and you will become an employee of Coty in the United States.

LOCATION

Your place of employment shall be located at New York provided, however, that within the normal course of your duties, you may be required to travel or relocate in accordance with business needs.

YEARS OF SERVICE

Your service with the Coty group of companies commenced on November 2nd, 2015 this will be the date used for benefit eligibility purposes in the United States, subject to local regulations.

ANNUAL BASE SALARY

As of the Effective Date, you shall receive an annual gross base salary of USD 1,000,000 payable in 26 installments according to the local payroll practices.

ANNUAL BONUS

You will be eligible to participate in Coty’s Annual Performance Plan (the “APP”) with a target award of 70% of your annual base salary. The APP is designed to forge a powerful connection between your and the business’s performance and results, and your rewards. Through the APP, you can earn up to 360% of your target award based on business performance. On or around the Effective Date, you will receive further information regarding the APP. Your participation will be subject to the terms of the APP and contingent upon your entry into the attached restrictive covenant agreement. Your awards will be subject to discretionary review and approval of Coty’s Board of Directors.

EQUITY & LONG-TERM INCENTIVE PLAN

You will be eligible to participate in the Coty Equity & Long-Term Incentive Plan (the “ELTIP”) in accordance with its terms. All equity grants are subject to discretionary review and approval of Coty’s Board of Directors. Detailed information on this grant shall be provided separately as part of the ELTIP annual process. The grant is subject to your formal acceptance and signature of the Restrictive Covenant Agreement (“RCA”) a copy of which is provided to you along with this offer.

COTY OWNERSHIP PROGRAM

You will be invited to participate in the Coty ownership plan, the Elite program. Further details will be made available on or after the Effective Date.

EMPLOYEE BENEFITS

You will be enrolled in the local benefits programs in the United States as of the Effective Date. Detailed information describing these programs will be provided to you by the Human Resources Department in the United States. Coty reserves the right to amend, modify or terminate any of its employee benefit plans or programs at any time and for any reason.

COMPANY CAR

You will be provided with use of a company car or a car allowance in accordance with Coty’s policies, if you are eligible. Detailed information will be provided to you by the Human Resources Department in the United States.
SIGN-ON BONUS

The Company will pay you a sign-on bonus of USD 350,000 subject to all applicable taxes and withholdings, to deal with all financial matters not otherwise covered in this offer and paid in your first payroll after the Effective Date.

Should you voluntarily cancel your move or resign within eighteen (18) months of the Effective Date, you would be required to reimburse the Company for the total amount of the sign-on bonus perceived at that date, in net of social charges and taxes.

VACATION

You will accrue vacation days pursuant to Coty’s standard vacation policies for its employees as in effect in the United States with a minimum of 25 working days per complete year of work.

SCHOOL PREMIUM

The Company will pay you a lump sum of USD 30,000 net, to be grossed up against social charges and taxes in the US for the first 5 years of your assignment starting with August 1st, 2019, the Effective Date.

It will be paid on an annual basis but, in case of uncompleted years for any reason (termination, resignation, new international transfer…), it will be pro rated on a monthly basis according to your actual presence within the Company in the US during that year. The adjustment will be done through the final payroll cycle or final statement calculation by an appropriate withholding from the Company in the US.

RELOCATION SERVICES

Consistent with the International Transfer Policy "ITP", the Company will provide the following relocation services:

Relocation Allowance: The Company shall pay you a relocation allowance, equal to one twelfth of your new annual gross base salary, i.e USD 83,333, subject to all applicable taxes and withholdings. The purpose of this allowance is to fully compensate all issues or concerns not otherwise dealt with in this Offer Letter. It will be paid to you on the next payroll cycle following your physical relocation, according to the local payroll practices in the United States.
If you voluntarily cancel your move or resign within twelve (12) months of your Effective Date, you will be required to reimburse the Company for the total amount of the relocation allowance perceived, in net of social charges and taxes.

Pre-visit trip: Prior to your move, the Company shall pay the cost of one pre-visit trip for you, your spouse and children, up to 4 days (including weekend days), covering the travel in economy fare and hotel expenses tied to the Company Travel & Entertainment (T&E) policy, in the United States. During this short trip, one orientation day shall be organized with the local relocation agency to help you settling in the area of New York.

Shipment of Household Goods: The Company will pay all reasonable costs of relocating your and your family’s household goods from Paris to New York using the most cost-efficient mode available. The shipment will be organized through the preferred relocation agent, as determined globally by the Company. Note that any shipment of bulky or heavy items, alcoholic beverages or items prohibited by customs, as well as pets, plants, pianos, vehicles … will not be covered by the Company.

Inward ticket: The Company will cover for the inward ticket, between Paris and New York, in restricted economy fare, for you and your family, at the beginning of your assignment.
Temporary living: The Company shall reimburse you upon your arrival for the reasonable costs associated with your temporary housing expenses for a maximum of forty-five (45) days. Temporary living may be used prior to your move to the United States, provided the maximum is not exceeded. Living expenses (meals and sundry expenses…) will not be covered by the Company. The temporary housing will be directly organized through the preferred relocation agent, as determined globally by the Company.

Housing assistance: The Company will provide reasonable assistance with securing accommodation for you and your family in the area of New York, upon your arrival, with the local relocation agency. The Company will also reimburse you for the agency fees associated with securing an accommodation in the area of New York. Reimbursement will be made via an expense report with appropriate receipts.

Language and intercultural training: The Company shall cover reasonable English tuition fees and intercultural training for you and your family.

Work papers and visa: The Company will pay the expense associated with securing the appropriate visa documents and work papers for you as well as residence documents for your family.

Home Leave: The Company will provide you with and pay for one roundtrip ticket from New York to Paris per year for you, your spouse and children, for the first three years of your relocation starting with the Effective Date in economy fare. If the annual entitlement isn’t used, it will be neither carried forward nor reimbursed in cash for the upcoming year(s). It will not be used for other locations than Paris or for other individuals than you, your spouse and children.

Job Coaching assistance: If your partner worked prior to your relocation and left her employment to go with you, the Company will offer a job coaching service with our preferred vendor based on the negotiated standard assistance, to help her to find an employment in the United States. This assistance has to be initiated during the first six months following the Relocation Date. However, the Company will not alter the conditions and terms of your offer, should the outcome of this assistance be unsuccessful.

Tax Assistance: You are personally responsible for the taxes associated with your income, and expressly exempt the Company and any related companies from any tax or related claims that may arise. The Company will make available to you, and pay the expense of a tax consultant (currently PricewaterhouseCoopers - PwC) for any reasonable tax preparation assistance required for your tax declarations in France and in the United States for the duration of your assignment. Should your employment be terminated during this period, the tax assistance would cease on the termination date.

CONFIDENTIALITY

You will not, during your employment with Coty or at any time thereafter, directly or indirectly disclose or use, for your own benefit or the benefit of any third party, any information disclosed to or acquired, developed, learned or known by you as a result of or in connection with your employment with Coty, that is not generally known in the industry in which Coty and its affiliates are engaged or ascertained from public or published information, about Coty and its affiliates (including without limitation its business, products, processes, systems and services, in existence or under development), its customers, vendors and suppliers (“Confidential Information”). You acknowledge that, because Confidential Information is extremely valuable, Coty and its affiliates take appropriate measures to maintain its confidentiality, and that you have an obligation to safeguard and protect Confidential Information from disclosure and use. You agree not to take with you any documents, materials or things that embody or contain Confidential Information when you leave Coty, and to return all such documents, material and things to Coty prior to your departure. If you are ever asked to disclose any Confidential Information, pursuant to legal process or otherwise, you agree to contact Coty and to seek (to the extent permitted by law) Coty’s consent prior to such disclosure. These confidentiality obligations are permanent and do not lapse upon the termination of your employment with Coty.

RESTRICTIVE COVENANTS

You will be required, as a condition of employment or continued employment, to execute the attached restrictive covenant agreement, which sets forth a reciprocal notice period and obligations you may have with respect to confidentiality, non-competition and non-solicitation.

GOVERNING LAW

This letter will be governed by the laws of the United States. Any and all rights of any applicable works council or union will be observed, and Coty will comply with applicable law and works council and collective bargaining agreements associated with your Coty employment.

TERMINATION OF EMPLOYMENT BY THE COMPANY

Termination without cause:

If the Company terminates your employment without cause within the first year from the Effective Date in the host location, while you are on assignment, you will be offered the opportunity to relocate back to your home country, as described in the paragraph below: “Conditions of relocation”.

Termination for economic cause – redundancy:

If the Company terminates your employment for economic cause for the duration of your assignment, you will be offered the opportunity to relocate back to your home country, as described in the paragraph below: “Conditions of relocation”.

Conditions of relocation:

The Company will cover the following relocation services, within maximum 6 months following the termination date:

return ticket for you and your relocating family to your home country as defined in the Transfer Agreement Letter, in economy fare;

shipment of your and your relocating family’s household goods, according to this International Transfer Policy, but not exceeding the incoming shipment. No temporary storage would be offered.

ASSIGNMENT

You may not assign any of your rights or obligations under this letter. This letter will be binding upon and inure to the benefit of Coty’s successors and assigns. Without limiting the foregoing, to the extent permissible under applicable law, Coty may assign its rights and delegate its duties hereunder in whole or in part to any transferee of all or a portion of the assets or business to which your employment relates.

AT-WILL EMPLOYEE

While we hope that your employment with Coty will be mutually beneficial, please understand that, unless otherwise provided in a separate agreement signed by an authorized representative of Coty, your employment with Coty is “at will.” This means that Coty may change the terms and conditions of the employment relationship or terminate your employment, for any reason or no reason, at any time, and that you may leave Coty, for any reason or no reason, at any time; provided, however, that, if there is any restrictive covenant agreement applicable to your employment, you will need to abide by any notice period therein.

ENTIRE AGREEMENT

This letter contains the entire understanding of you and Coty with respect to its subject matter, and supersedes and replaces all prior agreements and understandings, both written and oral, between you and Coty. You acknowledge and agree that no representations or promises concerning your employment with Coty have been made to you except as specifically set forth in this offer letter. Any amendment to this letter must be made in writing and signed by a duly authorized officer of Coty. You agree that your obligations and restrictions under this letter will continue in accordance with its terms, regardless of any change in your title, position or duties (unless otherwise agreed).

This offer is contingent on the company successfully obtaining your work papers in the United States.

We hope you share our excitement during this transformational time. We look forward to working together in building a true global leader in beauty.

Should you have any questions, please let us know.

With regards,

Accepted and agreed: Edgar Huber

Sign:/s/ Edgar Huber

Print Name: Edgar Huber

Date:06/21/2019